Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on July 8, 2014

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FERRELLGAS PARTNERS, L.P.
(Exact name of registrants as specified in their charters)

Delaware (State or other jurisdictions of incorporation or organization)	5984 (Primary Standard Industrial Classification Code Numbers)	43-1698480 (I.R.S. Employer Identification Numbers)

7500 College Boulevard, Suite 1000, Overland Park, Kansas 66210
(913) 661-1500
(Address, including zip code, and telephone number, including area code, of the registrants' principal executive offices)

J. Ryan VanWinkle
Executive Vice President and Chief Financial Officer
Ferrellgas, Inc.
7500 College Boulevard, Suite 1000, Overland Park, Kansas 66210
(913) 661-1500
(Name, address, including zip code, and telephone number, including area code, of the registrants' agent for service)

Copies to:

David L. Ronn
McGuireWoods LLP
600 Travis Street, Suite 7500
Houston, Texas 77002
(713) 353-6671

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this registration statement.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrants are a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Ferrellgas Partners, L.P.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Units	$500,000,000	100%	$500,000,000	$64,400(1)

(1)
The registration fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933. For purposes of this calculation, the offering price per note was assumed to be the stated principal amount of each original note that may be received by the registrant in the exchange transaction in which the notes will be offered.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 8, 2014

PROSPECTUS

$500,000,000

Ferrellgas Partners, L.P.

Common Units

        This prospectus relates to up to $500,000,000 of common units representing limited partner interests in us that we may offer for sale in connection with acquisitions by us or our subsidiaries of the businesses, assets or securities of other entities.

        The amount and type of consideration that we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or the persons who control the businesses, assets or securities that we may acquire. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries. We expect that the price of the common units that we issue will be related to their market price, either when we agree to the particular acquisition, when we issue the common units or during some other negotiated period. We may issue common units at fixed offering prices, which may be changed, or at other negotiated prices. Once we know the actual information concerning a specific acquisition, we will be required to provide further information either by means of a post-effective amendment to the registration statement of which this prospectus is a part or by means of a prospectus supplement.

        We will pay all expenses of this offering. We do not expect to pay any underwriting discounts or commissions in connection with issuing these common units, although we may pay finder's fees in specific acquisitions. Any person receiving a finder's fee may be deemed an underwriter within the meaning of the Securities Act.

        We may also permit individuals or entities who have received or will receive common units in connection with the acquisitions described above to use this prospectus to cover resales of those common units. If this happens, we will not receive any proceeds from the sale of those common units. See "Selling Unitholders" for information relating to resales of our common units pursuant to this prospectus.

        Ferrellgas Partners' common units are traded on the New York Stock Exchange under the symbol "FGP." On                    , 2014, the last reported sales price for our common units as reported on the NYSE Composite Transactions tape was $        per common unit.

        Investing in our securities involves risks. See "Risk Factors" beginning on page 3 of this prospectus and the section entitled "Item 1A. Risk Factors" in our most recently-filed Annual Report on Form 10-K and "Part II, Item 1A. Risk Factors" in our most recently-filed Quarterly Report on Form 10-Q/A, if applicable, for a discussion of the material risks involved in investing in our securities. See "Where You Can Find More Information" on page 22 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2014.

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we have filed with the SEC. Under the shelf registration process, we may, from time to time, offer common units representing limited partner interests in us to acquire other securities, businesses or assets. The aggregate offering prices of the common units that may be sold under this prospectus will not exceed $500,000,000. All of the common units offered by this prospectus may, subject to certain conditions, also be subsequently offered and resold from time to time pursuant to this prospectus by unitholders who receive our common units in those acquisitions.

        This prospectus gives you a general description of the common units that we may offer. Once we know the actual information concerning a specific acquisition, we will be required to provide further information either by means of a post-effective amendment to the registration statement of which this prospectus is a part, or by means of a prospectus supplement. You should read this prospectus and any applicable post-effective amendment or prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information."

        The information in this prospectus is accurate as of             , 2014. You should rely only on the information contained in this prospectus and the information we have incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this prospectus or the information we have incorporated by reference is accurate as of any date other than the date of the respective document or information, as applicable. If information in any of the documents we have incorporated by reference conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

        This prospectus incorporates important business and financial information that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request to Ferrellgas Partners, L.P., Attn: Investor Relations, 7500 College Boulevard, Suite 1000, Overland Park, KS 66210, Telephone: (913) 661-1500. To ensure timely delivery of the requested information, you should make your request at least five business days before the date you must make your investment decision.

        YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND THE INFORMATION WE HAVE INCORPORATED BY REFERENCE AS DESCRIBED UNDER THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION." WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

i

PROSPECTUS SUMMARY

        This summary may not contain all of the information that may be important to you. You should carefully read this entire prospectus and the other information incorporated by reference to understand fully the terms of our common units being offered hereunder, as well as the material tax and other considerations that may be important to you in making your investment decision. You should pay special attention to the section entitled "Risk Factors" beginning on page 3 of this prospectus and the section entitled "Item 1A. Risk Factors" in our most recently-filed Annual Report on Form 10-K and "Part II, Item 1A. Risk Factors" in our most recently-filed Quarterly Report on Form 10-Q/A, if applicable, to determine whether an investment in our common units is appropriate for you. See "Where You Can Find More Information" on page 22 of this prospectus.

        In this prospectus, unless the context indicates otherwise:

  •
  "us," "we," "our," or "ours," refer to Ferrellgas Partners, L.P. together with its consolidated subsidiaries, except when used in connection with "common units," in which case we refer only to Ferrellgas Partners, L.P. without its consolidated subsidiaries;

  •
  "Ferrellgas Partners" refers to Ferrellgas Partners, L.P. itself, without its consolidated subsidiaries;

  •
  "operating partnership" refers to Ferrellgas, L.P., together with its consolidated subsidiaries;

  •
  "general partner" refers to Ferrellgas, Inc.; and

  •
  "unitholders" refers to holders of common units of Ferrellgas Partners.

        Ferrellgas Partners, L.P. is a Delaware limited partnership. Its common units are listed on the New York Stock Exchange under the symbol "FGP." Ferrellgas Partners is a holding entity that conducts no operations and has two direct subsidiaries, Ferrellgas Partners Finance Corp., a Delaware corporation, and its operating partnership, Ferrellgas, L.P., a Delaware limited partnership. Ferrellgas Partners' activities are primarily conducted through the operating partnership. Ferrellgas Partners' only significant assets are its approximate 99% limited partnership interest in the operating partnership and its 100% equity interest in Ferrellgas Partners Finance Corp. Ferrellgas Partners is the sole limited partner of the operating partnership.

        We believe we are a leading distributor of propane and related equipment and supplies to customers primarily in the United States. We believe we are the second largest retail marketer of propane in the United States as measured by the volume of our retail sales in fiscal 2013 and the largest national provider of propane by portable tank exchange.

        On May 1, 2014, we entered into a membership interest purchase agreement to acquire all of the issued and outstanding membership interests in each of Sable Environmental, LLC and Sable SWD 2, LLC (collectively, "Sable"), a fluid logistics provider in the Eagle Ford shale region of south Texas for consideration of $124.7 million, subject to certain purchase price adjustments. Consideration was paid in cash upon closing and a two year earn-out agreement was entered into entitling the sellers to additional cash consideration if the acquired business exceeds certain earnings targets. The acquisition was funded through our secured credit facility, and Sable's ownership group subsequently purchased $50.0 million of our common units in a registered direct offering, which units are subject to certain transfer restrictions. With this acquisition we have established a new operating and reportable segment referred to as our "Midstream Operations." With the acquisition of Sable we have two reportable operating segments: propane and related equipment sales and midstream operations.

        Ferrellgas Partners' general partner, Ferrellgas, Inc., beneficially performs all management functions for Ferrellgas Partners and its subsidiaries, and holds a 1% general partner interest in Ferrellgas Partners and an approximate 1% general partner interest in the operating partnership. The general partner does not receive any management fee in connection with its management of Ferrellgas Partners or its subsidiaries, and does not receive any remuneration for its services as the general partner of Ferrellgas Partners and the operating partnership, other than reimbursement for all direct and indirect expenses it incurs in connection with Ferrellgas Partners' operations and those of its subsidiaries.

        The parent company of the general partner, Ferrell Companies, Inc., a Delaware corporation, beneficially owns approximately 27% of our outstanding common units. Ferrell Companies, Inc. is owned 100% by an employee stock ownership trust, established in 1998 for the benefit of the employees of Ferrell Companies, Inc. and the general partner.

        For additional information regarding our business, we refer you to our filings with the SEC incorporated by reference in this prospectus. See "Where You Can Find More Information."

        Our executive offices are located at 7500 College Boulevard, Suite 1000, Overland Park, KS 66210, and our telephone number is (913) 661-1500.

RISK FACTORS

        An investment in our common units is speculative and involves significant risk. You should carefully consider the risks described under "Item 1A. Risk Factors" in our most recently-filed Annual Report on Form 10-K and "Part II, Item 1A. Risk Factors" in our most recently-filed Quarterly Report on Form 10-Q/A, if applicable, all as incorporated herein by reference, as well as the other information contained in or incorporated by reference into this prospectus, the applicable amendment to the registration statement of which this prospectus is a part, or the applicable prospectus supplement. If any of these risks were to materialize, our business, financial condition or results of operations could be impaired. Any impairment may affect our ability to make distributions to our unitholders. In addition, the trading price of our common units could decline and you could lose all or part of your investment.

ACQUISITION TRANSACTIONS

        By means of this prospectus, we may offer for sale common units representing limited partner interests in us in connection with acquisitions by us or our subsidiaries of the businesses, assets or securities of other entities. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries. The amount and type of consideration that we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or the persons who control the businesses, assets or securities that we may acquire. We expect that the price of the common units that we issue will be related to their market price, either when we agree to the particular acquisition, when we issue the common units or during some other negotiated period. We may issue common units at fixed offering prices, which may be changed, or at other negotiated prices.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        This section discusses certain material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States. It is based upon current provisions of the Internal Revenue Code, existing and proposed regulations, ("Treasury Regulations") to the extent noted, and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the actual tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are to Ferrellgas Partners, L.P. and the operating partnership.

        No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, this discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, entities treated as partnerships for federal income tax purposes, non-resident aliens or other unitholders that may be subject to specialized tax treatment, such as tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose "functional currency" is not the U.S. dollar, persons holding their units as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. This discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we recommend that each prospective unitholder consult, and depend on, that unitholder's own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to that unitholder of the ownership or disposition of our common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section entitled "Material Federal Income Tax Consequences" are, unless otherwise noted, the opinion of McGuireWoods LLP, counsel to us and our general partner, and are, to the extent noted herein, based on the accuracy of various factual matters including the accuracy of representations made by us.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this prospectus may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially reduce the prices at which our common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, McGuireWoods LLP has not rendered an opinion with respect to the following specific federal income tax issues:

  •
  the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; see "—Tax Consequences of Unit Ownership—Treatment of Short Sales;"

  •
  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations; see "—Disposition of Common Units—Allocations Between Transferors and Transferees;" and

  •
  whether our method for depreciating Section 743 adjustments is sustainable; see "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units."

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account that partner's allocable share of items of income, gain, loss and deduction of the partnership in computing that partner's federal income tax liability, regardless of whether cash distributions are made. In most cases, distributions by a partnership to a partner are not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in that partner's partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 10% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, McGuireWoods LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we rely on the opinion of McGuireWoods LLP as to this matter. It is the opinion of McGuireWoods LLP, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions, and based on the representations below, that we and the operating partnership will each be classified as a partnership for federal income tax purposes.

        In rendering its opinion, McGuireWoods LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which McGuireWoods LLP has relied include:

  •
  Neither we nor the operating partnership has elected or will elect to be treated as a corporation;

  •
  For each taxable year, more than 90% of our gross income has been and will be income of the type that McGuireWoods LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

  •
  Each hedging transaction that we treat as resulting in qualifying income has been appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been associated with crude oil, natural gas or products thereof that are held or to be held by us in activities that McGuireWoods LLP has opined generate qualifying income.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

        Although we expect to conduct our business so as to meet the Qualifying Income Exception, if we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in that corporation, and as if we had then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets and should be tax-free to a unitholder so long as that unitholder does not have liabilities allocated to that unitholder in excess of the tax basis in that unitholder's units. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

        If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income (to the extent of our current or accumulated earnings and profits) or (in the absence of earnings and profits or to the extent of any amount in excess of earnings and profits) a nontaxable return of capital (to the extent of the tax basis in that unitholder's common units) or taxable capital gain (after the tax basis in that unitholder's common units is reduced to zero). Accordingly, treatment of us as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of our common units.

        The discussion below in this section entitled "Material Federal Income Tax Consequences" is based on McGuireWoods LLP's opinion that we will be classified as a partnership for federal income tax purposes.

Tax Treatment of Unitholders

Limited Partner Status

        Unitholders who have become our limited partners will be treated as our partners for federal income tax purposes. Also:

  •
  assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners; and

  •
  unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as our partners for federal income tax purposes. Assignees of common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, may not be treated as one of our partners for federal income tax purposes. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive particular federal income tax information or reports furnished to record holders of common units unless our common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose its status as one of our partners with respect to those common units for federal income tax purposes. See "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        No portion of our income, gains, deductions or losses is reportable by a unitholder who is not one of our partners for federal income tax purposes, and any cash distributions received by a unitholder who is not one of our partners for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to the consequences of holding common units for federal income tax purposes. The references to "unitholders" in the discussion that follows are to persons that are treated as our partners for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income

        Each unitholder will be required to report on that unitholder's income tax return its allocable share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by that unitholder. Consequently, we may allocate taxable income to a unitholder even if that unitholder has not received a cash distribution. Each unitholder will be required to include in income that unitholder's allocable share of our income, gain, loss and deduction for our taxable year ending with or within the unitholder's taxable year. Our taxable year is the calendar year.

Basis of Common Units

        A unitholder will have an initial tax basis for its common units equal to the amount that unitholder paid for our common units plus that unitholder's share of our nonrecourse liabilities. That basis will be increased by that unitholder's share of our income and by any increases in that unitholder's share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions that that unitholder receives from us, by that unitholder's share of our losses, by any decreases in that unitholder's share of our nonrecourse liabilities and by that unitholder's share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A unitholder will have no share of our debt which is recourse to our general partner, to the extent of the general partner's "net value" as defined in regulations under Section 752 of the Internal Revenue Code, but will have a share, primarily based on that unitholder's share of profits, of our nonrecourse liabilities. See "—Disposition of Common Units—Recognition of Gain or Loss."

Treatment of Partnership Distributions

        Except as described below, our distributions to a unitholder will not be taxable to that unitholder for federal income tax purposes to the extent of the tax basis in that unitholder's common units immediately before the distribution. Except as described below, our cash distributions in excess of a unitholder's tax basis will be considered to be gain from the sale or exchange of our common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, which are known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent that our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, that unitholder must recapture any losses deducted in previous years. See "—Tax Consequences of Unit Ownership—Limitations on Deductibility of Partnership Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease that unitholder's share of our nonrecourse liabilities and result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of the tax basis in that unitholder's common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code and collectively referred to as "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed that unitholder's proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to that unitholder. This latter deemed exchange will result in the unitholder's realization of ordinary income, which will equal the excess of:

  •
  the non-pro rata portion of that distribution; over

  •
  the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Limitations on Deductibility of Partnership Losses

        The deduction by a unitholder of that unitholder's share of our losses will be limited to the unitholder's tax basis in its common units and, in the case of an individual, estate, trust or corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than the unitholder's tax basis. A unitholder that is subject to these limitations must recapture losses deducted in previous years to the extent that our distributions cause that unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss, above such gain, previously suspended by the limitations would no longer be utilizable.

        Subject to each unitholder's specific tax situation, a unitholder will be at risk to the extent of the tax basis in that unitholder's common units, excluding any portion of that basis attributable to that unitholder's share of our nonrecourse liabilities, reduced by (1) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop-loss agreement or other similar arrangement and (2) any amount of money the unitholder borrows to acquire or hold that unitholder's common units if the lender of such borrowed funds owns an interest in us, is related to the unitholder or can look only to the common units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in that unitholder's share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations, the passive loss limitations provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (which for the most part consist of trade or business activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations also apply to a regulated investment company (or "mutual fund") holding an interest in a "qualified publicly-traded partnership." See "—Tax-Exempt Organizations and Various Other Investors." The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by us will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments (including our investments or the unitholder's investments in other publicly-traded partnerships) or the unitholder's salary or active business income. Passive losses which are not deductible because they exceed a unitholder's share of our income may be deducted in full when that unitholder disposes of its entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any suspended passive losses from us, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is limited to the amount of such taxpayer's "net investment income." A unitholder's net passive income from us will be treated as investment income for this purpose. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

  •
  interest on indebtedness properly allocable to property held for investment;

  •
  our interest expense attributed to portfolio income; and

  •
  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but in most cases does not include gains attributable to the disposition of property held for investment (or, if applicable, qualified dividend income). A unitholder's share of a publicly traded partnership's portfolio income and, according to the IRS, net passive investment income, will be treated as investment income for purposes of the investment interest expense limitation.

Allocation of Partnership Income, Gain, Loss and Deduction

        If we have a net profit, our items of income, gain, loss and deduction, after taking into account any special allocations required under our partnership agreement, will be allocated among our general partner and the unitholders in accordance with their respective percentage interests in us. At any time that cash distributions are made to the holders of our incentive distribution rights or a disproportionate distribution is made to a holder of our common units, gross income will be allocated to the recipients to the extent of such distributions. If we have a net loss, our items of income, gain, loss and deduction, after taking into account any special allocations required under our partnership agreement, will be allocated first to the general partner and the unitholders in accordance with their respective percentage interests in us to the extent of their positive capital accounts, as maintained under our partnership agreements and as adjusted to take into account the unitholder's share of non-recourse debt, and, second, to our general partner.

        Various items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our general partner or any other person contributing property to us, and to account for the difference between the fair market value of our assets and their carrying value on our books at the time of any offering made pursuant to this prospectus. The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units in such offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of such offering. In the event we issue additional common units or engage in certain other transactions in the future, "reverse" Section 704(c) Allocations, similar to the Section 704(c) Allocations described above, will be made to all of our unitholders immediately prior to such issuance or other transactions to account for any Book-Tax Disparity at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the partner that was allocated the deduction or curative allocation giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        McGuireWoods LLP is of the opinion that, with the exception of the issues described in "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," the allocations in the partnership agreement of Ferrellgas Partners will be given effect for federal income tax purposes in determining a unitholder's share of an item of income, gain, loss or deduction.

Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. Such payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust subsequent distributions so that, after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Treatment of Short Sales

        A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered to have disposed of ownership of those common units. If so, that unitholder would no longer be a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  •
  any of our income, gain, loss or deduction with respect to those common units would not be reportable by the unitholder;

  •
  any cash distributions received by the unitholder with respect to those common units would be fully taxable; and

  •
  all of such distributions would appear to be treated as ordinary income.

        Because there is no direct or indirect controlling authority on the issue relating to partnership interests, McGuireWoods LLP has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their common units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. See "—Disposition of Common Units—Recognition of Gain or Loss."

Alternative Minimum Tax

        Each unitholder will be required to take into account that unitholder's distributive share of any of our items of income, gain, loss or deduction for purposes of the alternative minimum tax. A portion of our depreciation deductions may be treated as an adjustment item for this purpose. A unitholder's alternative minimum taxable income derived from us may be higher than that unitholder's share of our net income because we may use accelerated methods of depreciation for purposes of computing federal taxable income or loss. The minimum tax rate for non-corporate taxpayers for 2014 is 26% on the first $182,500 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

Tax Rates

        The highest effective United States federal income tax rate for individuals for 2014 is 39.6% and the maximum United States federal income tax rate for net capital gains of an individual that are recognized prior to January 1, 2015 is 20%, if the asset disposed of was held for more than 12 months at the time of disposition. Such rates are subject to change by new legislation at any time. In addition, a 3.8% Medicare tax, or NIIT, on certain net investment income earned by individuals, estates and trusts applies for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder's net investment income and (2) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income and (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Recently, the U.S. Department of the Treasury and the IRS issued proposed Treasury Regulations that provide guidance regarding the NIIT. Although the proposed Treasury Regulations are effective for taxable years beginning after December 31, 2013, taxpayers may rely on the proposed Treasury Regulations for purposes of compliance until the effective date of the final regulations. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

Section 754 Election

        We have made the election permitted by Section 754 of the Internal Revenue Code. The election is irrevocable without the consent of the IRS. The election permits us to adjust a common unit purchaser's tax basis in our assets under Section 743(b) of the Internal Revenue Code to reflect that unitholder's purchase price when common units are purchased from a holder thereof. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us, such as pursuant to an initial offering by us and including a person who purchases the common units offered pursuant to this prospectus. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (i) such unitholder's share of our tax basis in our assets ("common basis") and (ii) such unitholder's Section 743(b) adjustment to that basis.

        Treasury Regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of common units even if that position is not consistent with these and any other Treasury Regulations. Please read "—Uniformity of Common Units."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units." A unitholder's tax basis for the unitholder's common units is reduced by the unitholder's share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in the unitholder's common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." McGuireWoods LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the tax basis in a transferee's common units is higher than such common units' share of the aggregate tax basis of our assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in its share of our assets for purposes of calculating, among other items, the transferee's depreciation and amortization deductions and the transferee's share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such common units is lower than such common unit's share of the aggregate tax basis of our assets immediately prior to the transfer. However, we would be required to make a Section 743(b) adjustment in connection with such transfer if the tax basis of our assets exceeds the value of our assets by more than $250,000 immediately after such transfer, even if we had not made a Section 754 election. Thus, the fair market value of our common units may be affected either favorably or adversely by the election.

        The calculations involved in the Section 754 election are complex and will be made by us on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is amortizable over a longer period of time or under a less accelerated method than most of our tangible assets. The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If such permission is granted, a subsequent purchaser of common units may be allocated more income than that purchaser would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income that unitholder's share of our income, gain, loss and deduction for our taxable year ending within or with that unitholder's taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include that unitholder's share of our income, gain, loss and deduction in income for its taxable year, with the result that that unitholder will be required to include in income for its taxable year that unitholder's share of more than one year of our income, gain, loss and deduction. See "—Disposition of Common Units—Allocations Between Transferors and Transferees."

Initial Tax Basis, Depreciation and Amortization

        We use the tax basis of our various assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. Assets that we acquired from our general partner in connection with our formation initially had an aggregate tax basis equal to the tax basis of the assets in the possession of the general partner immediately prior to our formation. The majority of the assets that we acquired after our formation had an initial tax basis equal to their cost, however some of our assets were contributed to us and had an initial tax basis equal to the contributor's tax basis in those assets immediately prior to such contribution. The federal income tax burden associated with the difference between the fair market value of our property and its tax basis immediately prior to the time of an offering by us will be borne by our common unitholders holding interests in us immediately prior to that offering. See "—Tax Consequences of Unit Ownership—Allocation of Partnership Income, Gain, Loss and Deduction."

        We may elect to use permitted depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we acquire or construct in the future may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property owned by us may be required to recapture some or all of such deductions as ordinary income upon a sale of that unitholder's interest in us. See "—Tax Consequences of Unit Ownership—Allocation of Partnership Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs that we incurred in our organization have previously been amortized over a period of 60 months. The costs incurred in selling our common units, i.e. syndication expenses, must be capitalized and cannot be deducted currently, ratably or upon our termination. Uncertainties exist regarding the classification of costs as organization expenses, which have previously been amortized by us over a period of 60 months, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of our Properties

        The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the fair market values, and determinations of the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the fair market value estimates ourselves. These estimates of value and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates and determinations of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of common units equal to the difference between the amount realized and the unitholder's tax basis for the common units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus that unitholder's share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from such sale. Prior distributions from us in excess of cumulative net taxable income in respect of a common unit which decreased a unitholder's tax basis in such common unit will, in effect, become taxable income if our common unit is sold at a price greater than the unitholder's tax basis in such common unit, even if the price is less than that unitholder's original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in common units, on the sale or exchange of a common unit will be taxable as capital gain or loss. Capital gain recognized on the sale of common units held for more than 12 months will be taxed at the U.S. federal income tax rate applicable to long-term capital gains. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by us. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of our common unit and may be recognized even if there is a net taxable loss realized on the sale of our common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of common units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations. Both ordinary income and capital gain recognized on the sale or exchange of units may be subject to the NIIT in certain circumstances. Please read "—Tax Consequences of Unit Ownership—Tax Rates."

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in the partner's entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a holder of common units will be unable to select high or low basis common units to sell, but, under the regulations, may designate specific common units sold for purposes of determining the holding period of the common units sold. A unitholder, electing to use the actual holding period of common units transferred, must consistently use that identification method for all subsequent sales or exchanges of our common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions should consult that unitholder's tax advisor as to the possible consequences of this ruling and application of the regulations.

        The Internal Revenue Code treats a taxpayer as having sold a partnership interest, such as our units, in which gain would be recognized if it were actually sold at its fair market value, if the taxpayer or related persons enters into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a future or forward contract,

in each case with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

        In most cases, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the New York Stock Exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders as of the opening of the New York Stock Exchange on the first business day of the month in which that gain or loss is recognized. As a result, a unitholder transferring common units in the open market may be allocated income, gain, loss and deduction realized after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations. Accordingly, McGuireWoods LLP is unable to opine on the validity of this method of allocating income and deductions between transferors and transferees of common units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among unitholders whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns common units at any time during a quarter and who disposes of such common units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deduction attributable to such quarter but will not be entitled to receive that cash distribution.

Notification Requirements

        A unitholder who sells or exchanges common units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. We are required to notify the IRS of that transaction and to furnish specific information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements. Additionally, a transferor and a transferee of a common unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that sets forth the amount of the consideration paid for the common unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

Constructive Termination

        We will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A termination of us will result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in that unitholder's taxable income for the year of our termination. New tax elections required to be made by us, including a new election under Section 754 of the Internal Revenue Code, must be made subsequent to a termination, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted prior to the termination. The IRS has recently announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

  Uniformity of Common Units

        Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units. Please read "—Tax Consequences of Common Unit Ownership—Section 754 Election".

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property, or treat that portion as non-amortizable, to the extent attributable to property which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). Please read "—Tax Consequences of Common Unit Ownership—Section 754 Election". To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders. McGuireWoods LLP is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. We do not believe these allocations will affect any material items of income, gain, loss or deduction. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Various Other Investors

        Ownership of common units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a common unit will be unrelated business taxable income and thus will be taxable to such a unitholder.

        A regulated investment company (or "mutual fund") is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or related sources, and net income derived from an interest in a "qualified publicly-traded partnership." However, no more than 25% of the value of a regulated investment company's total assets may be invested in the securities of one or more qualified publicly-traded partnerships. A qualified publicly-traded partnership is a publicly-traded partnership as to which less than 90% of its gross income for each taxable year consists of interest, dividends, gains from the sale of stocks or securities or foreign currency or related sources. We expect Ferrellgas Partners to be treated as a qualified publicly-traded partnership.

        Non-resident aliens and foreign corporations, trusts or estates that hold common units will be considered to be engaged in business in the United States as a result of ownership of common units. As a consequence, they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly-traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns common units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain (as adjusted for changes in the foreign corporation's "U.S. net equity") that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate unitholder is a "qualified resident." In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized on the disposition of that common unit to the extent that such gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in a trade or business in the United States by virtue of the ownership of common units, under this ruling, a foreign unitholder who sells or otherwise disposes of a common unit generally will be subject to U.S. federal income tax on gain realized on the sale or other disposition of common units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the disposition of a common unit if that foreign unitholder has owned less than 5% in value of our common units during the five-year period ending on the date of the disposition and if our common units are regularly traded on an established securities market at the time of the disposition.

Administrative Matters

Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which sets forth each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which in most cases will not be reviewed by counsel, we will use various accounting and reporting conventions and take certain positions, some of which have been mentioned in the previous discussion, to determine the unitholder's share of income, gain, loss and deduction. There is no assurance that those conventions or positions will in all cases yield a result which conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. Neither we nor McGuireWoods LLP can

assure prospective unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of our common units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from any such audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        In most respects, partnerships are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement appoints our general partner as our Tax Matters Partner.

        The Tax Matters Partner has made and will make various elections on our behalf and on behalf of the unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any unitholder having at least a 1% interest in our profits or by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on that unitholder's federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  •
  a statement regarding whether the beneficial owner is:

  •
  a person that is not a United States person;

  •
  a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

  •
  a tax-exempt entity;

  •
  the amount and description of common units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report this information to us. The nominee is required to supply the beneficial owner of our common units with the information furnished to us.

Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, with respect to any portion of an underpayment, if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to the underpayment of that portion.

        A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds (i) the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000, or (ii) in the case of most corporations, the lesser of 10% of the tax required to be shown on the return for the taxable year or $10,000,000. The amount of any understatement subject to penalty is reduced if any portion is attributable to a position adopted on the return:

  •
  with respect to which there is, or was, "substantial authority;" or

  •
  as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return.

        If any item of our income, gain, loss or deduction included in the distributive shares of unitholders might result in such an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us.

        A substantial valuation misstatement exists if (i) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (ii) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (iii) the Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly the unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million in any single year, or $4 million in any combination of six successive taxable years. Our participation in a reportable transaction could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures" above.

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties,"

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and

  •
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

        Registration as a Tax Shelter.    We registered as a "tax shelter" under the law in effect at the time of our initial public offering and were assigned a tax shelter registration number. Issuance of a tax shelter registration number to us does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. The American Jobs Creation Act of 2004 repealed the tax shelter registration rules and replaced them with the reporting regime described above at "—Reportable Transactions." The term "tax shelter" has a different meaning for this purpose than under the penalty rules described above at "—Accuracy-Related Penalties."

Recent Legislative Developments

        The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes. Please read "—Partnership Status". We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

State, Local and Other Tax Consequences

        In addition to federal income taxes, unitholders will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which a unitholder is a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on that unitholder's investment in us. We currently own property or conduct business in all 50 states. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred (if, for example, we have no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require that we, or we may elect to, withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve the non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. See "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of future operations, we anticipate that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences under the laws of pertinent states and localities of that unitholder's investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, that unitholder's own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as U.S. federal, tax returns that may be required of such unitholder. McGuireWoods LLP has not rendered an opinion on the state or local tax consequences of an investment in us.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to:

  •
  the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, often referred to as ERISA; and

  •
  the prohibited transaction provisions of Section 4975 of the Internal Revenue Code.

        For these purposes, the fiduciary responsibility and prohibited transaction provisions of ERISA generally apply to any employee benefit plan which is subject to Title I of ERISA (an "ERISA Plan"), which may include:

  •
  qualified pension, profit-sharing and stock bonus plans;

  •
  simplified employee pension plans;

  •
  tax deferred annuities or individual retirement accounts established or maintained by an employer or employee organization;

  •
  any entity that is treated as holding assets of an employee benefit plan subject to Title I of ERISA as a result of investment in the entity by benefit plans.

        In addition, the prohibited transaction requirements of Section 4975 of the Internal Revenue Code generally apply to any "plan" as defined in Section 4975(e)(1) of the Internal Revenue Code, including any individual retirement account or Keogh plan as well as the types of plans listed above.

        Moreover, governmental plans, non-electing church plans and non-U.S. plans that are not subject to Title I of ERISA may be subject to similar fiduciary responsibility and prohibited transaction requirements under other applicable federal, state, local or non-U.S. laws ("Other Applicable Laws").

        Prior to making an investment in us, consideration should be given to, as applicable:

  •
  whether the investment is permitted under the terms of the plan;

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA;

  •
  whether the acquisition, holding or disposition of our common units would result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code;

  •
  for governmental plans, non-electing church plans and non-U.S. plans, whether the investment is consistent with the requirements of Other Applicable Laws;

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return; and

  •
  whether, as a result of the investment, the plan will be required to file an exempt organization business income tax return with the IRS.

See "Tax Consequences—Disposition of Common Units—Tax-Exempt Organizations and Various Other Investors."

        The person with investment discretion with respect to the assets of an ERISA Plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the ERISA Plan. A fiduciary should also consider whether the ERISA Plan will, by investing in us, be deemed to own an undivided interest in our assets. If so, our general partner would also be a fiduciary of the ERISA Plan, and we would be subject to the fiduciary responsibility and prohibited transaction rules of ERISA as well as the prohibited transaction rules of the Internal Revenue Code.

        Section 406 of ERISA, Section 4975 of the Internal Revenue Code prohibit ERISA Plans and other "plans" as defined in Section 4975(e)(1) of the Internal Revenue Code from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which "benefit plan investors" acquire equity interests would be deemed "plan assets" under certain circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  •
  the equity interests acquired by "benefit plan investors" are publicly-offered securities; meaning the equity interests are:

  •
  widely held by 100 or more investors independent of us and each other;

  •
  freely transferable; and

  •
  registered under certain provisions of the federal securities laws;

        Our assets should not be considered "plan assets" under these regulations because it is expected that our common units will qualify as "publicly traded securities" for this purpose.

        The foregoing summary is based on the current state of the law as of the date of this prospectus. It is general in nature and does not address every issue that may be applicable to a particular investor. Accordingly, plan fiduciaries and other persons investing assets of or on behalf of ERISA Plans, "plans" defined in Section 4975(e)(1) of the Code or plans subject to Other Applicable Laws who are contemplating an investment in us should consult with their own counsel regarding the potential consequences of such an investment under ERISA, the Internal Revenue Code and Other Applicable Laws in light of the serious penalties that may be imposed on persons who engage in prohibited transactions or otherwise violate these laws.

SELLING UNITHOLDERS

        In general, the persons to whom we issue common units under this prospectus will be able to resell those common units, subject to certain conditions, in the public markets without further registration and without being required to deliver a prospectus. However, certain persons who are "affiliates," as defined in the SEC's rules, of an entity acquired by us or any of our subsidiaries may be deemed "underwriters" in connection with the sale of our common units received hereunder, unless those common units are sold pursuant to the provisions of Rule 145 of the Securities Act. Sales of our common units by persons deemed "underwriters" may be made pursuant to this prospectus and the registration statement of which it is a part. For any such sales, we will provide information concerning the selling unitholders either in a post-effective amendment to the registration statement of which this prospectus is a part or in a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Where Documents are Filed; Copies of Documents

        We file annual, quarterly and other reports and other information with the SEC. You may read and download our SEC filings over the Internet from several commercial document retrieval services as well as at the SEC's website at http://www.sec.gov. You may also read and copy our SEC filings at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information concerning the Public Reference Room and any applicable copy charges. You can also obtain information about us through the New York Stock Exchange, 11 Wall Street, New York, New York 10005, on which our common units are listed.

        In addition, you may also access further information about us by visiting our website at http://www.ferrellgas.com. Please note that the information and materials found on our website, except for our SEC filings expressly described below, are not part of this prospectus and are not incorporated by reference into this prospectus.

Incorporation of Documents by Reference

        We have filed with the SEC a registration statement on Form S-4 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement. As allowed by the SEC, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Instead, the SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose particular important information to you without actually including such information in this prospectus by simply referring you to another document that we filed separately with the SEC.

        The information we incorporate by reference is an important part of this prospectus and should be carefully read in conjunction with this prospectus and any prospectus supplement. Information that we file with the SEC after the date of this prospectus will automatically update and may supersede some of the information in this prospectus as well as information we previously filed with the SEC and that was incorporated by reference into this prospectus.

        The following documents are incorporated by reference into this prospectus:

  •
  the description of Ferrellgas Partners L.P.'s common units in its registration statement on Form 8-A/A, as filed with the SEC on December 7, 2005, and any amendments or reports filed to update the description;

  •
  the Annual Report on Form 10-K of Ferrellgas Partners, L.P. for the fiscal year ended July 31, 2013, as filed with the SEC on September 26, 2013;

  •
  the Quarterly Report on Form 10-Q of Ferrellgas Partners, L.P. for the quarterly period ended October 31, 2013, as filed with the SEC on December 6, 2013;

  •
  the Quarterly Report on Form 10-Q of Ferrellgas Partners, L.P. for the quarterly period ended January 31, 2014, as filed with the SEC on March 10, 2014;

  •
  the Quarterly Report on Form 10-Q/A of Ferrellgas Partners, L.P. for the quarterly period ended April 30, 2014, as filed with the SEC on June 9, 2014;

  •
  the Current Reports on Form 8-K of Ferrellgas Partners, L.P. as filed with the SEC on October 23, 2013, October 25, 2013, November 5, 2013, November 25, 2013, February 28, 2014, April 4, 2014, May 1, 2014, June 9, 2014 (SEC Accession No. 00012999333-14-000902) and June 13, 2014; and

  •
  all reports or documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the earlier of the termination of the registration statement to which this prospectus relates or until we sell all of the securities offered by this prospectus.

        If information in any of these incorporated documents conflicts with information in this prospectus, any amendment to the registration statement or any prospectus supplement, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

        You may request from us at no cost a copy of any document we incorporate by reference, excluding all exhibits to such incorporated documents (unless we have specifically incorporated by reference such exhibits either in this prospectus or in the incorporated document), by making such a request in writing or by telephone to the following address:

Ferrellgas, Inc.
7500 College Boulevard, Suite 1000
Overland Park, Kansas 66210
Attention: Investor Relations
(913) 661-1533

        Except as provided above, no other information (including information on our website) is incorporated by reference into this prospectus.

LEGAL MATTERS

        Particular legal matters related to the common units described in this prospectus have been and/or will be passed upon for us by McGuireWoods LLP.

EXPERTS

        The audited consolidated financial statements and schedules of Ferrellgas Partners, L.P. as of and for the year ended July 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting of Ferrellgas Partners, L.P. as of July 31, 2013, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements and the related consolidated financial statement schedules of Ferrellgas Partners, L.P. as of July 31, 2012, and for the years ended July 31, 2012 and 2011, incorporated in this prospectus by reference from Ferrellgas Partners, L.P.'s Annual Report on Form 10-K for the fiscal year ended July 31, 2013, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have incorporated by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They often use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," "will," or the negative of those terms or other variations of them or comparable terminology. These statements often discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future and are based upon the beliefs and assumptions of our management and on the information currently available to them. In particular, statements, express or implied, concerning our future operating results or our ability to generate sales, income or cash flow are forward-looking statements.

        Forward-looking statements are not guarantees of performance. You should not put undue reliance on any forward-looking statements. All forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially from those expressed in or implied by these forward-looking statements. Many of the factors that will affect our future results are beyond our ability to control or predict.

        Some of our forward-looking statements include the following:

  •
  whether the operating partnership will continue to have sufficient access to capital markets at yields acceptable to us to support our expected growth expenditures and refinancing of debt maturities;

  •
  whether the operating partnership will continue to have sufficient funds to meet its obligations, including its obligations under its debt securities, and to enable it to distribute to Ferrellgas Partners sufficient funds to permit Ferrellgas Partners to meet its obligations with respect to its existing debt and equity securities;

  •
  whether we and the operating partnership will continue to meet all of the quarterly financial tests required by the agreements governing our and its indebtedness;

  •
  whether the operating partnership's future capital expenditures and working capital needs will be provided by a combination of cash generated from future operations, existing cash balances, the secured credit facility or its accounts receivable securitization facility; and

  •
  the expectation that propane and other liquid sales, cost of product sold, gross profit, operating income and net earnings will increase.

        For a more detailed description of these particular forward-looking statements and for other factors that may affect any forward-looking statements, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7 of our most recently filed Annual Report on Form 10-K and in Item 2 of our most recently-filed Quarterly Report on Form 10-Q/A, both as incorporated herein by reference. See "Where You Can Find More Information."

        When considering any forward-looking statement, you should also keep in mind the risk factors described under the section entitled "Risk Factors" in this prospectus, and the section entitled "Item 1A. Risk Factors" in our most recently-filed Annual Report on Form 10-K and "Part II, Item 1A. Risk Factors" in our most recently-filed Quarterly Report on Form 10-Q/A, if applicable, or in the applicable prospectus supplement. See "Where You Can Find More Information." Any of these risks could impair our business, financial condition or results of operation. Any such impairment may affect our ability to make distributions to our unitholders. In addition, the trading price of our common units could decline as a result of any such impairment. Except for our ongoing obligations to disclose material information as required by federal securities laws, we undertake no obligation to update any forward-looking statements after we distribute this prospectus and any applicable amendment to the registration statement of which this prospectus is a part, or any prospectus supplement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Ferrellgas Partners, L.P.

        Ferrellgas Partners, L.P. has no employees, officers or directors, but is managed and operated by the employees, officers and directors of its general partner, Ferrellgas, Inc.

        The partnership agreement of Ferrellgas Partners provides that Ferrellgas Partners, subject to any limitations expressly provided in its partnership agreement, shall indemnify and hold harmless to the fullest extent permitted by current applicable law or as such law may hereafter be amended (but, in the case of any such amendment, only to the extent that the amendment permits Ferrellgas Partners to provide broader indemnification rights) particular persons (each, an "Indemnitee") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of their status as:

  •
  the general partner, a former general partner, or any of their affiliates;

  •
  an officer, director, employee, partner, agent or trustee of Ferrellgas Partners, its general partner, its former general partner, or any of their affiliates; or

  •
  a person or entity serving at the request of Ferrellgas Partners in another entity in a similar capacity.

        This indemnification is available only if the Indemnitee acted in good faith, in a manner in which the Indemnitee believed to be in, or not opposed to, the best interests of Ferrellgas Partners and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not of itself create a presumption that the Indemnitee acted in a manner contrary to that specified in the immediately preceding sentence. Any indemnification shall be made only out of the assets of Ferrellgas Partners and its general partner shall not be personally liable for any indemnification and shall have no obligation to contribute or loan any money or property to Ferrellgas Partners to enable it to effect any indemnification. In no event may an Indemnitee subject the limited partners of Ferrellgas Partners to personal liability by reason of being entitled to indemnification.

        To the fullest extent permitted by current applicable law or as such law may hereafter be amended (but, in the case of such amendment, only to the extent that the amendment permits Ferrellgas Partners to provide broader indemnification rights), expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the applicable partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the applicable partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined that the Indemnitee is not entitled to indemnification.

        Ferrellgas Partners has, to the extent commercially reasonable, purchased and currently maintains (or reimburses its general partner or its affiliates for the cost of) insurance, on behalf of its general partner and such other persons or entities as its general partner has determined, including particular other Indemnitees, against any liability that may be asserted against or expenses that may be incurred by such person or entity in connection with Ferrellgas Partners' activities or in connection with such person's or entity's activities related to Ferrellgas Partners in such person's or entity's professional capacity, regardless of whether Ferrellgas Partners would have the power to indemnify such person or entity against such liability under the provisions of Ferrellgas Partners' partnership agreement.

        An Indemnitee shall not be denied indemnification by Ferrellgas Partners, in whole or in part, because the Indemnitee had an interest in the transaction with respect to which the indemnification applies so long as the transaction was otherwise permitted by the terms of Ferrellgas Partners' partnership agreement. Notwithstanding anything to the contrary set forth in Ferrellgas Partners' partnership agreement, no Indemnitee shall be liable for monetary damages to Ferrellgas Partners, the limited partners, their assignees or any other persons or entities who have acquired partnership interests in Ferrellgas Partners for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith. Also, its general partner shall not be responsible for any misconduct or negligence on the part of any agent appointed by its general partner in good faith to exercise any of the powers granted to its general partner or to perform any of the duties imposed upon it pursuant to Ferrellgas Partners' partnership agreement.

Ferrellgas, Inc.

        The Certificate of Incorporation, as amended, and bylaws of Ferrellgas, Inc. also provide for similar indemnification rights and benefits for its officers and directors from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any officer or director of Ferrellgas, Inc. may be involved, or is threatened to be involved, as a party or otherwise; provided, however, the officers or directors must have acted in good faith, in a manner in which such person or entity believed to be in, or not opposed to, the best interests of Ferrellgas, Inc. and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Ferrellgas, Inc. is also under similar obligations to advance expenses to its officers and directors relating to indemnified claims and Ferrellgas, Inc. has, to the extent commercially reasonable, purchased and currently maintains insurance on behalf of its officers and directors.

        Furthermore, the directors of Ferrellgas, Inc. are not personally liable to Ferrellgas, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to Ferrellgas, Inc. or its stockholders,

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the General Corporation Law of the State of Delaware; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Ferrellgas, Inc. has also entered into employment agreements with some of its directors and officers. Pursuant to these employment agreements, Ferrellgas, Inc. has contractually agreed to indemnify these officers and directors generally in accordance with the indemnification terms and provisions set forth above. Some of these employment agreements also provide that Ferrellgas, Inc. shall indemnify such director or officer when they were or are a party or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Ferrellgas, Inc. to procure a judgment in its favor by reason of the fact that such director or officer is or was a director or officer of Ferrellgas, Inc., or is or was serving at the request of Ferrellgas, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such director or officer in connection with the defense or settlement of such action or suit if such director or officer acted in good faith and in a manner that such director or officer reasonably believed to be in or not opposed to the best interests of Ferrellgas, Inc. and except that no indemnification pursuant to the employment agreements shall be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to Ferrellgas, Inc. unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such directors or officers are fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Generally, any indemnification under these employment agreements (unless ordered by a court) shall be made by Ferrellgas, Inc. only as authorized in each specific case upon a determination, in accordance with the procedures set forth in the applicable employment agreement, that indemnification of such director or officer is proper in the circumstances because such director or officer has met the applicable standard of conduct set forth in their particular employment agreement. Such determination shall be made:

  •
  by a majority vote of the board of directors of Ferrellgas, Inc. who are not parties to such action, suit or proceeding, even though less than a quorum;

  •
  if there are no such directors or, if such directors so direct, by independent legal counsel in a written opinion; or

  •
  by the stockholders of Ferrellgas, Inc.

        Also, if such director or officer institutes any legal action to enforce such director's or officer's rights under their employment agreement, or to recover damages for breach of their employment agreement, such director or officer, if such director or officer prevails in whole or in part, shall be entitled to recover from Ferrellgas, Inc. all fees and expenses (including attorneys' fees) incurred by such director or officer in connection therewith.

        None of the indemnification rights described herein are exclusive of any other rights to which an Indemnitee, or other applicable person, may be entitled under any bylaw, agreement, vote of stockholders, unitholders or disinterested directors, as a matter of law or otherwise, both as to action in the Indemnitee's, or other applicable person's, official capacity with Ferrellgas Partners or Ferrellgas, Inc. and as to action in another capacity while holding such office, and shall continue after the Indemnitee, or other applicable person, has ceased to be an officer or director of Ferrellgas Partners or Ferrellgas, Inc., and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee, or other applicable person.

Item 16.    Exhibits

Exhibit Number	Description
3.1	Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated as of February 18, 2003. Incorporated by reference to Exhibit 3.1 to our registration statement on Form S-3 filed March 6, 2009.
3.2
First Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated as of March 8, 2005. Incorporated by reference to Exhibit 3.2 to our registration statement on Form S-3 filed March 6, 2009.
3.3
Second Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated as of June 29, 2005. Incorporated by reference to Exhibit 3.3 to our registration statement on Form S-3 filed March 6, 2009.
3.4
Third Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated as of October 11, 2006. Incorporated by reference to Exhibit 3.4 to our registration statement on Form S-3 filed March 6, 2009.
4.1	Specimen Certificate evidencing Common Units representing Limited Partner Interests (contained in Exhibit 3.1 as Exhibit A thereto).
*5.1	Opinion of McGuireWoods LLP as to the legality of the common units registered hereby.
*8.1	Opinion of McGuireWoods LLP as to tax matters.
21.1	List of Subsidiaries. Incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K filed September 26, 2013.
*23.1	Consent of Grant Thornton LLP.
*23.2	Consent of Deloitte & Touche LLP.
*23.3	Consent of McGuireWoods LLP (contained in Exhibits 5.1 and 8.1 herewith).
*24.1	Powers of Attorney (included on the signature page hereof).

*
Filed herewith

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

              (i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (9)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (10) That every prospectus (i) that is filed pursuant to paragraph (9) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (11) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on July 8, 2014.

FERRELLGAS PARTNERS, L.P.
By:	FERRELLGAS, INC., its general partner
By:	/s/ J. RYAN VANWINKLE J. Ryan VanWinkle Executive Vice President and Chief Financial Officer, Treasurer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints J. Ryan VanWinkle as his true and lawful attorney-in-fact to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act any and all amendments and post-effective amendments to this registration statement, with all exhibits thereto, which amendment or amendments may make such changes and additions to this registration statement as such attorney-in-fact may deem reasonable or appropriate.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES E. FERRELL James E. Ferrell	Chairman of the Board of Directors of Ferrellgas, Inc.	July 8, 2014
/s/ DANIEL G. KAYE Daniel G. Kaye	Director of Ferrellgas, Inc.	July 8, 2014
/s/ A. ANDREW LEVISON A. Andrew Levison	Director of Ferrellgas, Inc.	July 8, 2014
/s/ JOHN R. LOWDEN John R. Lowden	Director of Ferrellgas, Inc.	July 8, 2014
/s/ MICHAEL F. MORRISSEY Michael F. Morrissey	Director of Ferrellgas, Inc.	July 8, 2014

S-1

Signature	Title	Date

/s/ PAMELA BREUCKMANN Pamela Breuckmann	Director of Ferrellgas, Inc.	July 8, 2014
/s/ DAVID L. STARLING David L. Starling	Director of Ferrellgas, Inc.	July 8, 2014
/s/ STEPHEN L. WAMBOLD Stephen L. Wambold	Chief Executive Officer, President (Principal Executive Officer) and Director of Ferrellgas, Inc.	July 8, 2014
/s/ J. RYAN VANWINKLE J. Ryan VanWinkle	Executive Vice President and Chief Financial Officer, Treasurer (Principal Financial and Accounting Officer) of Ferrellgas, Inc.	July 8, 2014

S-2

Exhibit Index

Exhibit Number	Description
3.1	Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated as of February 18, 2003. Incorporated by reference to Exhibit 3.1 to our registration statement on Form S-3 filed March 6, 2009.
3.2
First Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated as of March 8, 2005. Incorporated by reference to Exhibit 3.2 to our registration statement on Form S-3 filed March 6, 2009.
3.3
Second Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated as of June 29, 2005. Incorporated by reference to Exhibit 3.3 to our registration statement on Form S-3 filed March 6, 2009.
3.4
Third Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated as of October 11, 2006. Incorporated by reference to Exhibit 3.4 to our registration statement on Form S-3 filed March 6, 2009.
4.1	Specimen Certificate evidencing Common Units representing Limited Partner Interests (contained in Exhibit 3.1 as Exhibit A thereto).
*5.1	Opinion of McGuireWoods LLP as to the legality of the common units registered hereby.
*8.1	Opinion of McGuireWoods LLP as to tax matters.
21.1	List of Subsidiaries. Incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K filed September 26, 2013.
*23.1	Consent of Grant Thornton LLP.
*23.2	Consent of Deloitte & Touche LLP.
*23.3	Consent of McGuireWoods LLP (contained in Exhibits 5.1 and 8.1 herewith).
*24.1	Powers of Attorney (included on the signature page hereof).

*
Filed herewith.